CKE RESTAURANTS, INC. REPORTS FISCAL 2008 INCOME FROM CONTINUING OPERATIONS OF $35.1 MILLION,
OR $0.57 PER DILUTED SHARE

Company Achieves First Year of Positive Unit Growth This Decade, Increasing by a Net 74
Restaurants or 2.5 Percent, With Positive Company and Franchise, Domestic and International Unit
Growth

CARPINTERIA, Calif. — Mar. 26, 2008 — CKE Restaurants, Inc. (NYSE:CKR) announced today fiscal 2008 fourth quarter and year-end results for the 52-week fiscal year ended Jan. 28, 2008.

Full Year Highlights

•	Same-store sales increased 0.9 percent at Carl’s Jr.® and 2.0 percent at Hardee’s® company-operated restaurants, compared to the prior year.

•	Average unit volumes for the trailing-13 periods increased to $1,493,000 and $954,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Consolidated revenue for the current year was $1.53 billion, a 0.5 percent decrease from the prior year. Company-operated restaurants revenue for the current year was $1.20 billion, a 1.9 percent decrease from the prior year, reflecting the refranchising of 136 Hardee’s restaurants, offset somewhat by positive same-store sales and eight net new company-operated restaurants opened over the year. Franchised and licensed restaurants and other revenue increased 5.1 percent reflecting the refranchised restaurants and the addition of 66 net new franchised restaurants. The refranchising we accomplished this year and expected franchisee new unit growth are part of a longer term strategy to slowly increase our franchised mix of the business in order to maximize profitability, cash flow and returns on capital.

•	Operating income was $88.3 million versus $110.7 million in the prior year. The $22.4 million decrease in operating income was primarily attributable to a number of factors.

1)	Food and packaging costs increased by 85 basis points (an impact of approximately $10.2 million), primarily due to substantial cost increases in dairy, wheat, potatoes and oil products.

2)	Occupancy and other restaurant operating costs increased by 90 basis points (an impact of approximately $10.8 million), due primarily to higher depreciation related to our ongoing remodel program at both brands. To date, we have remodeled 154 Carl’s Jr. restaurants (38 percent of our company-operated restaurant base) and 82 Hardee’s restaurants (15 percent of our company-operated restaurant base).

3)	Payroll and employee benefits increased by 10 basis points (an impact of $1.5 million). Higher direct labor expense more than offset a reduction in management bonus expense at both brands.

4)	General and administrative expenses decreased by $2.9 million during fiscal 2008. The decrease was primarily attributable to our cost reduction efforts, the impact of our refranchising program, and a reduction in management bonus expense which were partially offset by a $3.0 million increase in share-based compensation expense.

5)	Facility action charges were $4.1 million favorable to the prior year, due mainly to decreases in charges resulting from the closing of company-operated restaurants and asset impairments.

•	Income before income taxes and discontinued operations was $59.7 million versus $88.2 million in the prior year. This year’s income before income taxes and discontinued operations decreased as a result of the factors discussed above, as well as a $13.3 million increase in interest expense (including an $11.4 million, or approximately $0.11 per diluted share, expense to mark-to-market our interest rate swap agreements), partially offset by a $0.7 million increase in other income, and a decrease of $6.4 million in conversion inducement expense.

•	Income from continuing operations was $35.1 million, or $0.57 per diluted share, versus $54.2 million, or $0.77 per diluted share, in the prior year.

•	Fiscal 2008 net income was $31.1 million, or $0.50 per diluted share, versus $50.2 million, or $0.72 per diluted share, in the prior year.

•	Restaurant operating costs as a percentage of company-operated restaurants revenue on a consolidated basis increased 190 basis points to 81.1 percent versus 79.2 percent in the prior year. The increase was primarily due to higher food and packaging costs (85 basis points) and higher occupancy and other expense (90 basis points).

•	The Company repurchased 15,854,519 shares of common stock during the fiscal year at a total cost of $266.6 million.

•	For the fiscal year ended Jan. 28, 2008, the Company generated earnings before interest, income taxes, depreciation and amortization, facility action charges and share-based compensation expense (“Adjusted EBITDA”) of $164.9 million, versus $181.2 million in the prior year.

•	Fully diluted shares outstanding for the fifty-two weeks ended Jan. 28, 2008, were 62.6 million. The year end share count reflects repurchases made throughout the fiscal year. The fully diluted share count for the first quarter of fiscal 2009 is estimated to be approximately 54.5 million.

Fourth Quarter Highlights —

•	Same-store sales increased 1.4 percent at Carl’s Jr. and 0.4 percent at Hardee’s company-operated restaurants, compared to the prior year quarter.

•	Consolidated revenue for the current year quarter was $338.1 million, a 3.2 percent decrease from the prior year quarter. Company-operated restaurants revenue for the current year quarter was $259.9 million, a 6.5 percent decrease from the prior year quarter, reflecting the refranchising of 136 Hardee’s restaurants, offset somewhat by positive same-store sales and eight net new company-operated restaurants opened over the year. Franchised and licensed restaurants and other revenue increased 10.0 percent reflecting the refranchised restaurants and the addition of 66 net new franchised restaurants.

•	Fourth quarter operating income was $15.5 million versus $16.5 million in the prior year quarter. The $1.0 million decrease in operating income was primarily attributable to a number of factors.

1)	Consolidated food and packaging costs increased by 60 basis points (an impact of approximately $1.5 million), primarily due to a 150 basis point increase in food and packaging costs at Hardee’s resulting from substantial price increases in wheat and dairy products, which impacted Hardee’s food costs to a much greater degree than Carl’s Jr. because of Hardee’s larger breakfast daypart. Food and packaging costs at Carl’s Jr. decreased by 30 basis points due to price increases and lower food distribution costs. Food distribution costs decreased because we incurred costs in the prior year quarter to relocate our main distribution center and simultaneously install a new overall distribution management system and these costs did not recur in the current year period.

2)	Occupancy and other restaurant operating costs increased by 90 basis points (an impact of approximately $2.3 million), due primarily to higher depreciation expense related to our ongoing remodel program.

3)	General and administrative expenses decreased by $1.9 million during the fourth quarter. The decrease was primarily attributable to our ongoing cost reduction efforts, the impact of our refranchising program, and a reduction in management bonus expense, which were partially offset by a $0.2 million increase in share-based compensation expense.

4)	Facility action charges were $0.9 million during the fourth quarter, a decrease of $1.7 million from the prior year quarter.

•	Fourth quarter income before income taxes and discontinued operations was $1.0 million versus $12.9 million in the prior year quarter. This year’s income before income taxes and discontinued operations decreased as a result of the factors discussed above, as well as a $11.7 million increase in interest expense (including a $9.5 million, or approximately $0.11 per diluted share, expense to mark-to-market our interest rate swap agreements), and a $0.9 million increase in other income.

•	Fourth quarter income from continuing operations was $0.2 million, or $0.00 per diluted share, versus $12.2 million, or $0.17 per diluted share, in the prior year quarter. Our fourth quarter effective tax rate is substantially higher than our annual effective tax rate primarily as a result of the impact of recent IRS guidance that became effective during the fourth quarter of our fiscal year.

•	Fourth quarter net income was $0.1 million, or $0.00 per diluted share and includes a loss from discontinued operations of $0.1 million or $0.00 per diluted share and the $9.5 million, or approximately $0.11 per diluted share, expense to mark-to-market our interest rate swap agreements. In the prior year quarter, net income was $10.3 million, or $0.15 per diluted share, and included a loss from discontinued operations of $1.9 million, or $0.03 per diluted share.

•	Restaurant operating costs as a percentage of company-operated restaurants revenue on a consolidated basis were 81.9 percent versus 80.3 percent in the prior year fourth quarter, which represents a 160 basis point increase. The increase was primarily due to higher occupancy and other expense (90 basis points) and higher food and packaging costs (60 basis points). The increase in the current quarter was less significant than the increase in either of the prior two quarters. The current year third quarter consolidated restaurant operating costs as a percent of company-operated restaurants revenue were 190 basis points higher than the prior year third quarter.

•	The Company repurchased 2,655,300 shares of common stock during the quarter at a total cost of $32.9 million.

•	Fully diluted shares outstanding for the twelve weeks ended Jan. 28, 2008, were 55.9 million.

Executive Commentary

Commenting on the Company’s performance, Andrew F. Puzder, President and Chief Executive Officer, said, “Fiscal 2008 was a difficult year for our economy as a whole. A weak dollar, high energy costs, increased commodity costs and significant minimum wage increases impacted our business more than at any other time this decade. In the latter part of the year, we also experienced unusually severe weather conditions in our markets, which negatively impacted sales at both brands. As such, while we are pleased with our success in growing our same-store sales and average unit volumes, we are nonetheless disappointed with the pressures we experienced this year on our restaurant-level operating costs and our profitability.”

“With respect to our top line, we were pleased with our blended same-store sales growth of positive 1.5 percent in a tough environment over positive blended same-store sales of 4.8 percent last year. We were also very pleased that the Company was able to open 121 new restaurants this year, including 23 company-operated restaurants, 48 domestic franchised restaurants and 50 international franchised restaurants. The net result was a gain of 74 net restaurants, or a 2.5 percent increase for the system, and the first year of positive net unit growth this decade.”

“In addition, our franchisees were able to purchase 136 restaurants from the Company. This is a tribute to the growing strength of our franchise community as well as a leading indicator of future growth as these franchisees have committed to invest in the restaurants they purchased and to build new restaurants in the markets they acquired. With the sale of these units to franchisees and with franchise new unit development exceeding Company new unit development, we began to reposition our franchise mix to more efficiently build out underpenetrated markets while creating a more stable prospective income stream. We believe new unit growth will accelerate as the Company begins reaping the benefits of the investment it has made and is making in G&A expense, new restaurant development and franchise operations.”

“On the cost side this year, we faced severe pressure and we are disappointed that these cost pressures offset the benefits of our same-store sales and average unit volume growth leading to a year over year decline in profit. A portion of these cost pressures were associated with ramping up restaurant development and will naturally decrease as new restaurants come online and the Company achieves a steady state of unit growth. However, the biggest components of our cost pressures came from commodity cost increases and minimum wage increases. We have addressed these issues in a number of ways including price increases during the third and fourth quarters. While it was difficult to take sufficient pricing to offset unprecedented increases in both labor and commodity costs, over time and as commodity costs level off or decline, we expect to minimize or eliminate the impact of these increases. In the long term, we believe restaurant-level operating expenses should be able to return on a sustainable basis to levels closer to those the Company achieved in fiscal 2007, when commodity costs were extremely favorable to the Company.”

“One of the Company’s most encouraging aspects is its strong free cash flow generation even during periods of significant cost pressures as evidenced by the Company’s ability to return more than $280 million to our stockholders over the past year; $13.9 million through cash dividends and $266.6 million through share repurchases.”

“Finally, we remodeled 200 restaurants during fiscal 2008 and we and our franchisees completed 96 Green Burrito and 41 Red Burrito dual-brand conversions. At the corporate level, we sold La Salsa Fresh Mexican Grill and renewed and expanded our credit facility.”

“With respect to our individual brands:

Carl’s Jr.

“Same-store sales at company-operated Carl’s Jr. restaurants increased 0.9 percent during fiscal 2008. On a two-year cumulative basis, Carl’s Jr. same-store sales were up 5.8 percent. Revenue at company-operated Carl’s Jr. restaurants increased $4.7 million, or 0.8 percent, from the prior year, due to the increase in same-store sales and new restaurants opened over the past year,” continued Puzder. “Over the past year, Carl’s Jr. continued to offer innovative, premium-quality products including the introduction of the Teriyaki Burger™ and Patty Melt Burger, as well as the successful promotion of the Buffalo Chicken Sandwich and the relaunch of the Portobello Mushroom Six Dollar Burger™. These products were complemented by the expansion of our Hand-Scooped Ice Cream Shakes & Malts™ lineup and new breakfast offerings including the Breakfast Club Sandwich™,” said Puzder. “These products, along with our remodels and dual-branding initiative, raised Carl’s Jr. average unit volume to $1,493,000 – a $53,000 increase over the prior year and an all-time high.”

“For fourth quarter, Carl’s Jr. restaurant operating costs at its company-operated restaurants increased by 130 basis points over the prior year’s quarter, to 78.6 percent of company-operated restaurants revenue. The increase in operating costs was primarily attributable to higher occupancy and other expense which is mostly due to increased depreciation expense related to our ongoing remodel program. Higher labor expense was offset by favorable food and packaging costs resulting from price increases and a decrease in food distribution costs. Food distribution costs decreased because we incurred costs in the prior year quarter to relocate our main distribution center and simultaneously install a new overall distribution management system and these costs did not recur in the current year quarter. For the fiscal year, restaurant operating costs at Carl’s Jr. increased 220 basis points, to 78.5 percent of company-operated restaurants revenue. This was the third lowest restaurant operating cost percentage for Carl’s Jr. this decade. Carl’s Jr. generated operating income of $66.8 million in fiscal 2008,” said Puzder.

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants increased 2.0 percent during fiscal 2008. On a two-year cumulative basis, Hardee’s same-store sales were up 6.8 percent,” added Puzder. “Revenue at company-operated Hardee’s restaurants decreased $28.3 million, or 4.5 percent, from the prior year. The refranchising of 136 restaurants during the course of the fiscal year drove this decrease in revenue. Hardee’s maintained its leading breakfast daypart position over the past year through the introduction of the Blueberry Biscuit™ and Breakfast Club Sandwich. Hardee’s enhanced its lunch/dinner lineup by offering the Patty Melt Thickburger™ and Hawaiian Chicken Sandwich. Hardee’s average unit volume increased to $954,000 at fiscal year end, a $38,000, or 4.1 percent, increase over the prior year and a ten year high.”

“For fourth quarter, Hardee’s restaurant operating costs at its company-operated restaurants increased 280 basis points from the prior year’s quarter, to 85.7 percent of company-operated restaurants revenue. The increase was primarily due to a 150 basis point increase in food and packaging costs resulting from substantial price increases in wheat and dairy products, which impacted Hardee’s food costs to a much greater degree than Carl’s Jr. due to Hardee’s larger breakfast daypart. Labor costs increased by 70 basis points from the prior year quarter mainly due to an increase in minimum wage rates and a favorable adjustment to workers’ compensation reserves in the prior year quarter that did not recur in the current quarter. In addition occupancy costs increase by 50 basis points over the prior year’s quarter due to increased depreciation and maintenance costs related to our ongoing remodel program. For the fiscal year, Hardee’s restaurant operating costs at its company-operated restaurants increased 170 basis points to 83.6 percent of revenue, as compared to the prior fiscal year. This was the second lowest restaurant operating cost percentage for Hardee’s this decade. Hardee’s generated operating income of $21.2 million for the fiscal year.”

“We remain very optimistic about the near and long-term opportunities available to both of our major brands, including the remodeling of our restaurants, the continuation of our dual-branding initiative and the development of new Carl’s Jr. and Hardee’s restaurants both domestically and internationally. We will continue to focus on the fundamentals within our restaurants, including offering premium quality, innovative products and ‘Six Dollar Service’ coupled with effective cutting edge advertising. Finally, we will continue to control costs within our restaurants and at the corporate level,” Puzder stated.

Company Reports Preliminary Period Two Same-Store Sales

“Normally, we issue our same-store sales in conjunction with our earnings results. Because the Company is a large, accelerated filer, we must file our Form 10-K within the mandatory sixty day window. As such, we do not have final sales numbers for the period that ended this past Monday. However, we can offer preliminary comments on our period two sales results.”

“For the four weeks ended Mar. 24, 2008, we estimate our blended same-store sales will increase approximately two percent, on top of a 2.1 percent increase in the prior year period. Sales at both brands were unfavorably impacted by approximately one percent due to the Easter holiday shift into period two this year versus period three last year,” said Puzder. ”Same-store sales at Carl’s Jr. are anticipated to increase roughly six percent, thanks to more seasonable weather and the promotion of our Chili Cheese Burger and Chili Cheese Fries. In the prior year period, same-store sales at Carl’s Jr. increased 1.2 percent. Hardee’s same-store sales are anticipated to decrease approximately two and a half percent, due to significant snowfall at the beginning of the period and heavy rainfall and flooding at the end of the period in the Midwest and severe weather in the Southeast. Hardee’s same-store sales increased 2.9 percent in the prior year period,” Puzder concluded.

As of the end of its fiscal fourth quarter on Jan. 28, 2008, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,083 franchised or company-operated restaurants in 42 states and in 13 countries, including 1,141 Carl’s Jr. restaurants and 1,926 Hardee’s restaurants.

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings”.

Conference Call

The Company will host a conference call and webcast to discuss its fourth quarter and fiscal 2008 results on Mar. 27, 2008, at 9:00 a.m. (EDT) / 6:00 a.m. (PDT). The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure used by our lenders as an indicator of earnings available to service debt, fund capital expenditures and for other corporate uses. Adjusted EBITDA is not intended to be a substitute for net income determined in accordance with GAAP.

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par values)

	January 31,	January 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$19,993	$18,620
Accounts receivable, net	51,394	42,845
Related party trade receivables	5,179	4,644
Inventories, net	26,030	21,708
Prepaid expenses	12,509	12,778
Assets held for sale	1,038	3,949
Advertising fund assets, restricted	18,207	17,896
Deferred income tax assets, net	23,768	25,450
Current assets of discontinued operations	—	2,007
Other current assets	2,887	1,971

Total current assets	161,005	151,508
Notes receivable, net	298	775
Property and equipment, net	503,774	482,388
Property under capital leases, net	21,104	25,153
Deferred income tax assets, net	72,878	85,997
Goodwill	22,649	22,649
Long-term assets of discontinued operations	—	18,859
Other assets, net	10,003	9,309

Total assets	$791,711	$796,638

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of bank indebtedness and other long-term debt	$18,024	$1,500
Current portion of capital lease obligations	5,774	5,323
Accounts payable	80,697	63,994
Advertising fund liabilities	18,207	17,896
Current liabilities of discontinued operations	—	1,749
Other current liabilities	85,813	94,677

Total current liabilities	208,515	185,139
Bank indebtedness and other long-term debt, less current portion	333,082	130,109
Capital lease obligations, less current portion	35,156	41,123
Long-term liabilities of discontinued operations	—	5,746
Other long-term liabilities	69,716	55,675

Total liabilities	646,469	417,792

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000 shares; none issued or outstanding	—	—
Series A Junior Participating Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000 shares; 52,504 shares issued and 52,476 shares outstanding as of January 31, 2008 and 67,247 shares issued and 67,229 shares outstanding as of January 31, 2007	525	672
Common stock held in treasury, at cost; 28 shares as of January 31, 2008 and 18 shares as of January 31, 2007	(359)	(360)
Additional paid-in capital	251,524	501,437
Accumulated deficit	(106,448)	(122,903)

Total stockholders’ equity	145,242	378,846

Total liabilities and stockholders’ equity	$791,711	$796,638

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Fiscal Quarter
	Ended	Fiscal Quarter Ended	Fiscal Year Ended	Fiscal Year Ended
	Jan. 31, 2008	Jan. 31, 2007	Jan. 31, 2008	Jan. 31, 2007
Revenue:
Company-operated restaurants	$259,938	$278,148	$1,201,577	$1,225,227
Franchised and licensed restaurants and other	78,181	71,084	333,057	316,844

Total revenue	338,119	349,232	1,534,634	1,542,071

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	76,571	80,338	356,332	352,952
Payroll and other employee benefits	76,625	81,577	350,526	355,933
Occupancy and other	59,666	61,336	267,372	261,576

Total restaurant operating costs	212,862	223,251	974,230	970,461
Franchised and licensed restaurants and other	60,610	55,384	258,295	239,520
Advertising	14,463	15,884	70,324	70,914
General and administrative	33,757	35,621	144,035	146,939
Facility action charges, net	936	2,634	(577)	3,543

Total operating costs and expenses	322,628	332,774	1,446,307	1,431,377

Operating income	15,491	16,458	88,327	110,694
Interest expense	(15,591)	(3,850)	(33,033)	(19,768)
Conversion inducement expense	—	—	—	(6,406)
Other income, net	1,146	264	4,437	3,693

Income before income taxes and discontinued operations	1,046	12,872	59,731	88,213
Income tax expense	808	642	24,659	34,019

Income from continuing operations	238	12,230	35,072	54,194
Loss from discontinued operations	(140)	(1,899)	(3,996)	(4,022)

Net income	$98	$10,331	$31,076	$50,172

Basic income per common share
Continuing operations	$0.00	$0.18	$0.59	$0.85
Discontinued operations	(0.00)	(0.03)	(0.07)	(0.06)

Net income	$0.00	$0.15	$0.52	$0.79

Diluted income per common share (1)
Continuing operations	$0.00	$0.17	$0.57	$0.77
Discontinued operations	(0.00)	(0.02)	(0.07)	(0.05)

Net income	$0.00	$0.15	$0.50	$0.72

Dividends per common share	$0.06	$0.04	$0.24	$0.16

Weighted-average common shares outstanding:
Basic	53,070	67,927	59,410	63,562
Dilutive effect of stock options, convertible notes and restricted stock	2,854	3,259	3,149	8,815

Diluted	55,924	71,186	62,559	72,377

(1)	The interest expense adjustment, net of tax, which is added to the Company’s net income for the diluted per share calculation, due to the dilutive effect of its 4% convertible subordinated notes due 2023, was $104 and $444 for the fiscal quarter and year ended January 31, 2008, respectively, and $93 and $1,880 for the fiscal quarter and year ended January 31, 2007, respectively.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)

	12-Weeks Ended	12-Weeks Ended
	January 31, 2008	January 31, 2007
Net income	$98	$10,331
Interest expense	15,591	3,835
Income tax expense (benefit)	920	(558)
Depreciation and amortization	14,423	15,173
Facility action charges, net	936	5,020
Share-based compensation expense.	3,623	3,434

Adjusted EBITDA	$35,591	$37,235

	Fiscal Year
	Ended January 31,	Fiscal Year Ended
	2008	January 31, 2007
Net income	$31,076	$50,172
Interest expense	33,055	19,751
Income tax expense	26,612	31,899
Depreciation and amortization	64,102	62,418
Facility action charges, net	(1,282)	8,546
Share-based compensation expense.	11,378	8,368

Adjusted EBITDA	$164,941	$181,154